Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this 31st day of May, 2019, by and between GWG Holdings, Inc., a Delaware corporation (the Company”) and Murray T. Holland (the “Executive”).

RECITALS

A.	The Company desires to retain Executive as President and Chief Executive Officer and Executive desires to be retained as President and Chief Executive Officer of the Company; and

B.	The Compensation Committee of the Board of Directors (the “Committee”) has determined, after consultation with a professional services firm, the appropriate compensation package for Executive.

NOW, THEREFORE, in consideration of the recitals above and the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive (collectively the “Parties” and each a “Party”) agree as follows:

1.	Title, Duties and Term of Employment:

(a) Executive will serve as the President and Chief Executive Officer and report to the Company’s Board of Directors. Executive understands and agrees that the Company is a rapidly growing and changing organization and the precise nature of the work of the President and Chief Executive Officer asked to be completed on behalf of the Company is more expansive than simply managing a slow growth company, and may be adjusted from time to time but, in any event, the duties and responsibilities will include those duties and responsibilities normally associated with and appropriate for someone in the position of President and Chief Executive Officer, which shall include, but not be limited to items set forth in Exhibit A in conjunction with managing the operations of the Company including but not limited to financial reporting to the SEC in compliance with GAAP and all regulatory requirements, providing day-to-day effective oversight of all operational and regulatory matters, ensuring operational integrity and best practices; helping the Company to achieve and exceed strategic and operating goals; presenting and maintaining investor relationships in support of the strategies and objectives of the Company; advising the Board of Directors (“Board”) concerning Company performance, strategy, operations, initiatives and developments in the industry; working with outside accounting, audit, tax, SOX, legal counsel, advisors, and other vendors as appropriate; managing the development of a more coordinated and consolidated business with The Beneficient Trust Company Group, L.P.; and travel as needed and requested by the Company.

(b) Executive shall perform his duties and responsibilities to the best of his professional skill and ability. In all such matters, Executive will act in good faith, in the best interests of the Company.

(c) Executive’s employment under this Agreement shall commence on the date first set forth above (the “Commencement Date”). Executive’s employment shall continue thereafter until the third anniversary of the Commencement Date (the “Initial Term”); and shall be automatically extended for one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either Party provides written notice to the other of its non-renewal of this Agreement not later than sixty (60) days prior to a Term Date, or Executive’s employment is terminated sooner under paragraph 3 of this Agreement. The period during which Executive’s employment continues in effect pursuant to this Agreement is hereinafter referred to as the Employment Period.

2.	Compensation: During the Employment Period, Executive shall be compensated as follows:

(a) Base Salary: As used in this Agreement, the term “Base Salary” refers to the annual amount of Executive’s salary, and does not include any other amounts. For example, Base Salary does not include option or incentive compensation or bonus awards. For the services to be rendered by Executive, the Company agrees to pay Executive a Base Salary of $650,000 per year effective retroactively to April 26, 2019, subject to all payroll deductions as required by law. Executive’s Base Salary shall be reviewed annually, and may be increased, but not decreased, throughout the Employment Period.

(b) Incentive Compensation: Employee will be eligible to receive an annual discretionary incentive compensation in the form of a cash bonus (a “Bonus”), which would be in addition to Salary. Whether the Bonus is granted for a particular year, and the amount thereof, will be determined by the Committee in its sole discretion based upon the performance of Employee. The target amount the Bonus for each year will be 150% of Base Salary, participating in the first incentive compensation cycle on a prorated basis based on start date, or as otherwise determined by the Committee as appropriate.

(c) Restricted Stock Units: On the Commencement Date, the Company shall provide Executive with an initial grant of the Company’s performance share units set forth in and pursuant to a Performance Share Unit Agreement entered into on the date hereof (“Performance Share Units”). The Committee, in its sole discretion, may annually vest some, or all of the available Performance Share Units based upon the achievement of one or more of the strategic and/or operational goals. All Performance Shares Units shall become fully vested immediately prior to a Change in Control as defined below. As used in this Agreement, the term “Change in Control” shall mean: (i) the sale of substantially all of the assets of the Company to another person or entity (other than a subsidiary or other affiliate of the Company), (ii) the acquisition of actual or beneficial ownership of more than fifty percent of the total combined voting power of all classes of Company stock entitled to vote by a person or group of persons acting in concert (other than a subsidiary or other affiliate of the Company) who did not own more than fifty percent of such on the date of this Agreement, or (iii) the merger of the Company into another entity (other than a subsidiary or other affiliate of the Company), where the Company’s shareholders (determined as of the date of merger) own (directly or indirectly) less than fifty percent of the shares of the surviving entity.

(d) Benefit Plans and Programs: Beginning on the Commencement Date, Executive shall be entitled to participate in all employee benefit plans and programs made available by the Company to the Company’s executive employees generally, including, without limitation: health insurance, dental insurance, life insurance, disability insurance, 40l k plan and health spending account (HSA) plan. During the Employment Period, the Company shall the same portion of the costs of such benefits and programs as other senior executive employees for Executive. In the event that the provision of, or payment for, such benefits is prohibited or otherwise adversely impacted by the Patient Protection and Affordable Care Act or other similar laws, the Parties shall negotiate in good faith to determine an equitable benefit in lieu thereof.

(e) Vacation and Personal Days: Executive shall accrue standard paid vacation during the Employment Period in accordance with the Company’s policies in effect from time to time.

(f) Reimbursement: Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses that Executive incurs during the Employment Period upon presentation of appropriate receipts and/or vouchers in accordance with the requirements of the Company’s expense reimbursement practices in effect from time to time.

3.	Termination of Employment:

(a) Terms Applicable to Any Type of Termination: In the event of a termination of Executive’s employment, the Company shall pay Executive: (i) any unpaid Base Salary on the Company’s regular payday, prorated to the effective date of termination; and (ii) the dollar value of all accrued and unused vacation benefits based upon Executive’s Base Salary. The Company shall also reimburse Executive in accordance with and subject to the requirements of the Company’s expense reimbursement practices for any reasonable and necessary business expenses incurred by Executive on behalf of the Company on or before the date on which his employment terminates, and reported and properly documented on expense reports.

(b) Termination Without Cause: The Company shall have the right to terminate Executive’s employment without “Cause” (as defined below) during the Employment Period upon notice to Executive. In the event of a termination without Cause, the Company will pay Executive severance compensation in an amount equal to the annual amount of Executive’s Base Salary in effect on the date on which Executive’s employment is terminated, payable in a lump sum within thirty (30) days after the date of the termination. If Executive is eligible for and elects to continue group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive may do so at Executive’s expense. The Company will also pay Executive the target amount of the bonus contemplated under Section 2(b) for the year in which termination without Cause occurs, prorated based upon the number of days during which Executive was employed during such year, and any Performance Share Units or other equity incentives which have been granted to Executive shall fully vest on the date of termination.

(c) Termination For Cause: The Company shall have the right immediately to terminate Executive’s employment for cause during the Employment Period upon notice to Executive.

(i) Termination For Cause shall mean:

(A) A breach by Executive of any term of this Agreement or of Executive’s fiduciary duties to the Company, which breach remains uncured more than thirty (30) days after Executive receives written notice from Company specifying such breach;

(B) The neglect of Executive’s duties or responsibilities as Chief Executive Officer which remains uncured more than thirty (30) days after Executive receives written notice from Company specifying such neglect;

(C) The failure to perform at satisfactory levels with respect to the duties and responsibilities which remain uncured after Executive receives written notice from Company specifying such performance failure (a “Performance Notice”);

(D) Executive’s violation of any law, statute or regulation relating to the operation of the Company’s business which has resulted in, or is reasonably likely to result in, a material adverse effect on the Company; or

(E) The commission of, or conviction for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a crime or any conduct of Executive which involves moral turpitude.

(ii) If Executive’s employment is terminated for Cause, the Company shall have no obligation to make payments of any kind to Executive except for payments of unpaid Base Salary on the Company’s regular payday, prorated to the effective date of termination, the dollar value of all accrued and unused vacation benefits based upon Executive’s Base Salary, and reimbursements for expenses incurred by Executive on behalf of the Company on or before the effective date of termination, each as contemplated by subparagraph 3(a).

(d) Resignation for Good Reason: Executive shall have the right to resign from employment with the Company for Good Reason during the Employment Period upon notice to the Company.

(i) As used in this Agreement, the term “Good Reason” means (a) a breach of this Agreement by the Company which breach, where curable, has not been cured within thirty (30) days after written notice to the Company setting forth the particulars of such alleged breach; (b) a reduction in Executive’s Base Salary; (c) assignment to Executive of duties inconsistent with the Executive’s position, or a diminution in Executive’s authority, responsibility, status, title, or offices; (d) a Change in Control; and (e) the failure of the Company to comply fully with its obligations under subparagraph 9(d) of this Agreement; provided, however, that no act shall constitute Good Reason unless Executive has provided notice of such Good Reason to the Company pursuant to Section 3(d)(ii) below within sixty (60) days following the initial existence of the condition that constitutes Good Reason. The Executive shall not be able to resign for Good Reason for a period of four (4) months once the Executive has been provided a Performance Notice under Section 3(c)(i)(C) until such time the Company has agreed in writing that such performance has been cured (a “Remedied Notice”).

(ii) In order to resign for Good Reason, Executive shall give the Company a written notice providing reasonable notice and detail of the alleged Good Reason and, if such Good Reason is curable, the Company shall have thirty (30) days following such notice to cure such Good Reason.

(iii) In the event of a resignation for Good Reason, Executive shall be entitled to all payments and other benefits provided under subparagraphs 3(a) and 3(b) above.

(e) Voluntary Resignation: Executive may voluntarily resign Executive’s employment under this Agreement without Good Reason at any time; however Executive agrees to provide at least sixty (60) days advance written notice to the Company.

(f) Death: If Executive’s employment ends through Executive’s death, Executive shall be entitled to all payments and other benefits provided under subparagraph 3(a) and 3(b) above.

4.	Confidential Information:

(a) Confidential Information: As used in this Agreement, the term “Confidential Information” means information in whatever form, pertaining to the business of the Company that is not generally known outside of the Company, or that is known outside of the Company through improper means. Without limiting the foregoing definition, Confidential Information includes, but is not limited to: (i) technical information, formulas, teaching and development techniques, methodologies, processes, trade secrets, computer programs, electronic codes, designs, product development information, inventions, improvements, and research projects; (ii) information about finances, costs, profits, markets, proposals, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.

(b) Non-Disclosure of Confidential Information: During the Employment Period, Executive agrees to hold all Confidential Information in strict confidence and trust for the sole benefit of the Company and Executive agrees that Executive will not disclose any Confidential Information, directly or indirectly, to anyone outside of the Company, and Executive will not use, copy, publish, summarize, or remove from Company premises Confidential Information except to the extent necessary to carry out Executive’s responsibilities as an employee of the Company. After Executive’s employment with the Company ends, Executive will not, directly or indirectly, use or disclose any Confidential Information to any person or entity, except as authorized in advance by an officer of the Company in writing. The restrictions in this subparagraph, however, will not apply to Confidential Information that is or has become known to the public generally through no fault of or breach by Executive, or was previously known to Executive other than as a result of employment with the Company.

5.	Non-Solicitation Covenants:

(a) Non-Solicitation of Employees: Executive agrees that, during the Employment Period, and for a period of twenty-four (24) months following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not, directly or indirectly, solicit, or attempt to solicit, for employment, with Executive or with any other person or entity, any employee of the Company.

(b) Non-Solicitation of Customers or Financing Relationships: Executive agrees that, during the Employment Period, and for a period of twelve months following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not, directly or indirectly, solicit any business that the Company was engaged in during the twelve (12) months prior to Executive’s termination, for Executive, or for any other person or entity, from any client or financing relationship of the Company with which Executive had contact within the twelve (12) months prior to the termination of Executive’s employment with the Company or concerning which Executive had access to Confidential Information, during and by virtue of Executive’s employment with the Company.

6.	Resolution of Disputes:

(a) Mediation. Should the Parties to this Agreement have any dispute as to any aspect of this Agreement, or arising out of, or related to or connected with Executive’s employment, compensation or benefits, or the termination thereof, the Parties will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Minneapolis, Minnesota before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current American Arbitration Association (“AAA”) national rules for the resolution of employment disputes pertaining to mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the Parties cannot agree on a mediator, then the mediator will be selected by the AAA in accordance with the criteria described in this provision. Within thirty (30) days after the selection of the mediator, the Parties and, if they choose, their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either party may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The Company shall pay the filing fees and costs for the mediator.

(b) Arbitration. If any dispute has not been resolved by Mediation as provided in subparagraph 6(a) of this Agreement, the Parties will submit such dispute to final and binding arbitration pursuant to the then-current AAA national rules for the resolution of employment disputes before a neutral arbitrator selected from the list of Arbitrators. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY DISPUTE INVOLVING THIS AGREEMENT, THE EXECUTIVE’S EMPLOYMENT, TERMINATION, COMPENSATION, OR BENEFITS AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE, OR MAY HAVE, TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten or prior agreements, or to construe implied terms or covenants into the Agreement. In reaching a decision, the arbitrator shall adhere to the relevant law and applicable precedent, and shall have no power to vary therefrom. In construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to which party drafted it. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact, and shall set forth such facts as support the decision, as well as conclusions of law, and the reasons and bases for the opinion. In the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator’s act of exceeding his or her powers shall be grounds for granting such relief. If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

7.	Jurisdiction and Venue:

To the extent that either party is permitted to file any action in court that involves any aspect of this Agreement, or arises out of, or is related to or connected with Executive’s employment, compensation or benefits, or the termination thereof, the parties agree that such action must be brought in either federal court in Texas, or in state courts located in Dallas County, Texas, and the parties irrevocably consent to jurisdiction and venue in such courts.

8.	Attorneys’ Fees:

Should any arbitration or litigation commence between the parties concerning this Agreement or the rights and obligations of either party, whether it be an action for damages, equitable or declaratory relief, the prevailing party in any arbitration or litigation shall be entitled to, as an element of its costs, in addition to other relief as may be granted by the arbitrator or court, reasonable sums as and for attorneys’ fees, or such prevailing party may recover such attorneys’ fees in a separate action brought for that purpose, in accordance with applicable law.

9.	Miscellaneous Provisions:

(a) All payments required to be made by the Company to Executive (or his heirs, executors, administrators, or estate) shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or order.

(b) The Company’s or Executive’s refraining from exercising any right under this Agreement for a reasonable period of time when it is permissible for the Company or Executive to exercise such right shall not constitute a waiver by either of them of any such right, unless so provided in a writing signed by both Parties and shall not prevent the Company or Executive from exercising any such right at any time.

(c) Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement shall only be made upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”). To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance and other benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-l(b)(4)(or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment. With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to the Executive must be incurred during the Employment Period (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (iii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. To the extent any such cash payment or continuing benefit payable upon Executive’s termination of employment is nonqualified deferred compensation subject to Section 409A of the Code, then, only to the extent required by Section 409A of the Code, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date.

(d) All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by Federal Express or UPS next-day delivery, or by certified express mail, return receipt requested, postage prepaid, to the parties to this Agreement as the following addresses or to such other address as either party may specify by notice to the other:

If to the Company:

Chief Legal Officer

GWG Holdings, Inc.

220 S 6th St #1200

Minneapolis, MN 55415

If to the Executive:

Murray T. Holland

4416 N. Versailles Ave.

Dallas, Texas 75205

10.	Prior Obligations and Information of Others:

(a) Prior Obligations: Executive represents and warrants that he is free to enter into this Agreement and accept employment with the Company upon the terms and conditions set forth in this Agreement, and that the terms and conditions in this Agreement will not cause Executive to violate any obligation that Executive owes to any prior employer.

(b) Information of Others: During Executive’s employment with the Company, Executive will not disclose to the Company, or use, or induce the Company to use, any confidential or proprietary information of any prior employer in violation of any obligation that Executive owes to such prior employer.

11.	Effective Date: Each of the Parties is signing this Agreement with the intent to be legally bound by it. This Agreement shall become effective upon the date on which Executive executes a copy of this Agreement that has already been signed on behalf of the Company by an authorized representative, and delivers the executed Agreement to the Company.

12.	Construction: Except as may be expressly provided herein, the validity, interpretation, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Minnesota, without application of its conflict of laws principles.

13.	Successors and Assigns: This Agreement shall be binding upon the Parties’ heirs, successors and assigns. The obligations and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

14.	Severability: If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or by an arbitrator, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.	Entire Agreement: This Agreement is the entire agreement between the parties concerning the terms of Executive’s employment and supersedes any and all prior agreements or understandings between them concerning its subject matter, oral or written. This Agreement may be not changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing signed by Executive and an authorized representative of the Company.

16.	No Waiver: The waiver by either party of any term, condition or provision of this Agreement shall not be construed as a waiver of any other or subsequent term, condition or provision of this Agreement.

17.	Voluntary Agreement: Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, each has carefully read and fully understands all provisions of this Agreement, each has had opportunity to review any and all aspects of this Agreement with the legal, tax, or other advisors of such patty’s choice, and each is voluntarily entering into this Agreement.

18.	Photocopies: Photocopies of this signed Agreement are as binding and as legally enforceable as a signed original.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties hereto hereby execute this Agreement as of the date first above written.

GWG HOLDINGS, INC.

By:	/s/ William Acheson
Name:	William Acheson
Title:	CFO

EXECUTIVE

By:	/s/ Murray T. Holland
Murray T. Holland

EXHIBIT A

The duties and responsibilities will include those duties and responsibilities normally associated with and appropriate for someone in the position of President and Chief Executive Officer and shall include, but not be limited, to:

●	Creating and communicating the Company’s vision, mission, and overall direction to various constituencies, including but not to be limited to employees, shareholders, investors, bankers, and industry participants.

●	Leading, guiding, directing, and evaluating the work of other Company leaders and employees to help the Company to achieve and exceed strategic and operating goals.

●	Formulating and implementing the strategic plan that guides the direction of the business, including a responsibility for formulating overall legal, regulatory and legislative strategies, policies and tactics for the organization.

●	Forming, staffing, guiding, leading, and managing the Company sufficient to accomplish the strategic plan of the business.

●	Evaluating the success of the organization.

●	Maintaining awareness of both the external and internal competitive landscape, opportunities for expansion, customers, markets, new industry developments and standards, and so forth.

●	Advising the Board of Directors (“Board”) concerning such matters as Company initiatives and developments in the industry, while helping the Board understand any significant, complex or unique business issues;

●	Plan, develop, organize, implement, direct and evaluate the organization’s fiscal function and performance.

●	Participate in the development of the corporation’s strategic plans.

●	Evaluate and advise on the impact of long range planning, introduction of new programs/strategies regulatory action.

●	Develop leadership for the finance group by providing timely and accurate analysis of budgets, financial reports and financial trends in order to assist the Board and senior executives in performing their responsibilities.

●	Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

●	Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges.

●	Provide technical financial advice and knowledge to others within the financial discipline.

●	Continual improvement of the budgeting process through education of department managers on financial issues impacting their budgets.

●	Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and pension funds and investments.

●	Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position.

●	Develop a reliable cash flow projection process and reporting mechanism, which includes minimum cash threshold to meet operating needs.

●	Be an advisor from the financial perspective on any contracts into which the Corporation may enter.

●	Evaluation of the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as providing individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals.